As filed with the Securities and Exchange Commission on July 11, 2014

Registration No. 333-[        ]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

The Toronto-Dominion Bank
(Exact name of Registrant as specified in its charter)
CANADA
(State or other jurisdiction of incorporation or organization)
13-5640479
(I.R.S. Employer Identification No.)

TD Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1A2, Canada
(416) 982-8222
(Address and telephone number of Registrant’s principal executive offices)

Glenn Gibson
The Toronto-Dominion Bank
31 West 52nd Street
New York, NY 10019-6101
(212) 827-7000
(Name, address and telephone number of agent for service)

Please send copies of all communications to:

Norie C. Campbell, Esq.
Group Head, Legal, Compliance and
Anti-Money Laundering, and General
Counsel
The Toronto-Dominion Bank
TD Bank Tower
Toronto-Dominion Centre
Toronto, Ontario M5K 1A2, Canada
(416) 308-6963
Lee Meyerson, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 (212) 455-2000	Anna T. Pinedo, Esq. Morrison & Foerster LLP 1290 Avenue of the Americas New York, NY 10104 (212) 468-8000

Approximate date of commencement of proposed sale to the public: At such time or times on or after the effective date of this Registration Statement as the Registrant shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price (2)(3)	Amount of Registration Fee (1)
Senior Debt Securities	U.S. $2,000,000,000	100%	U.S. $2,000,000,000	U.S. $257,600

(1)
This Registration Statement also includes an indeterminate amount of securities of the classes specified above that may be reoffered and resold on an ongoing basis after their initial sale in market-making transactions by affiliates of the Registrant. These securities consist of an indeterminate amount of such securities that are initially being registered, and will initially be offered and sold, under this Registration Statement and an indeterminate amount of such securities that were initially registered, and were initially offered and sold, under registration statements previously filed by the Registrant. All such market-making reoffers and resales of these securities that are made pursuant to a registration statement after the effectiveness of this Registration Statement are being made solely pursuant to this Registration Statement.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	Separate consideration may not be received for registered securities that are issuable on exercise, conversion or exchange of other securities.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated July 11, 2014

The Toronto-Dominion Bank
(a Canadian chartered bank)

U.S. $2,000,000,000

Senior Debt Securities

This prospectus describes some of the general terms that may apply to senior debt securities (which are referred to in this prospectus as the “debt securities”) of The Toronto-Dominion Bank (the “Bank”) and the general manner in which they may be offered.  The Bank will give you the specific prices and other terms of the debt securities the Bank is offering in supplements to this prospectus.  You should read this prospectus and the applicable supplement carefully before you invest.  The Bank may sell the debt securities to or through one or more underwriters, dealers or agents.  The names of the underwriters, dealers or agents will be set forth in supplements to this prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE DEBT SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Prospective investors should be aware that the acquisition of the debt securities described herein may have tax consequences both in the United States and in Canada.  Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein or in any applicable prospectus supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Bank is a Canadian bank, that many of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the Registration Statement may reside outside of the United States, and that all or a substantial portion of the assets of the Bank and said persons may be located outside the United States.

The debt securities described herein will not constitute deposits that are insured under the Canada Deposit Insurance Corporation Act or by the United States Federal Deposit Insurance Corporation or any other Canadian or United States governmental agency or instrumentality.

Investing in the debt securities described herein involves a number of risks.  See “Risk Factors” on page 1 of this prospectus.

The Bank, TD Securities (USA) LLC and certain of the Bank’s other affiliates may use this prospectus in the initial sale of any debt securities or in a market-making transaction in any debt securities after their initial sale.  See “Plan of Distribution.”

The date of this prospectus is                , 2014.

In this prospectus, unless the context otherwise indicates, the “Bank,” “TD,” “we,” “us” or “our” means The Toronto-Dominion Bank and its subsidiaries.  All dollar amounts referred to in this prospectus are in Canadian dollars unless otherwise specifically expressed.  In this prospectus and any prospectus supplement, currency amounts are stated in Canadian dollars (“$”), unless specified otherwise.

DOCUMENTS INCORPORATED BY REFERENCE

The Securities and Exchange Commission (the “SEC”) allows the Bank to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to those documents.  Copies of the documents incorporated herein by reference may be obtained upon written or oral request without charge from the Corporate Secretary of The Toronto-Dominion Bank, TD Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2 (telephone: (416) 308-6963).  The documents incorporated by reference are available over the Internet at www.sec.gov.

We incorporate by reference our Annual Report on Form 40-F for the fiscal year ended October 31, 2013 and the auditors’ report therein (the “2013 Annual Report”), our 2nd Quarter 2014 Report to Shareholders for the three and six months ended April 30, 2014 (the “Q2 2014 Report”) and our Reports on Form 6-K dated December 5, 2013 (related to the 4th Quarter 2013 Earnings News Release), January 31, 2014, February 21, 2014, February 27, 2014 (related to our 1st Quarter 2014 Report to Shareholders for the three months ended January 31, 2014), April 15, 2014, May 22, 2014 (related to the Q2 2014 Report), May 22, 2014 (related to the recast (the “Recast”) of our consolidated financial statements and the auditors’ report therein and management’s discussion and analysis that were previously filed on December 5, 2013 as Items 3 and 4 to the 2013 Annual Report) and May 27, 2014 (two filings).  In addition, we will incorporate by reference into this prospectus all documents that we file under Section 13(a), 13(c), 14 or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, to the extent, if any, we designate therein, reports on Form 6-K we furnish to the SEC after the date of this prospectus and prior to the termination of any offering contemplated in this prospectus.

i

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained herein or in any other subsequently-filed or furnished document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes.  The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon a new Annual Report and the related annual financial statements or a new Management Proxy Circular being filed by us with, and, where required, accepted by, the SEC during the currency of this prospectus, the previous Annual Report and the related annual financial statements, Management Proxy Circular or the Reports on Form 6-K (except the Report on Form 6-K related to Exhibit 1.1 to this Registration Statement) filed prior to the commencement of our financial year in which the new Annual Report or Management Proxy Circular are filed shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of debt securities hereunder.

All documents incorporated by reference, or to be incorporated by reference, have been filed with or furnished to, or will be filed with or furnished to, the SEC.

WHERE YOU CAN FIND MORE INFORMATION

In addition to our continuous disclosure obligations under the securities laws of the provinces and territories of Canada, we are subject to the information reporting requirements of the Exchange Act and in accordance therewith file reports and other information with the SEC.  Under the multijurisdictional disclosure system adopted by the United States, such reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States.  Such reports and other information, when filed by us in accordance with such requirements, can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.  Our common shares are listed on the New York Stock Exchange, and reports and other information concerning us can be inspected at the offices of the New York Stock Exchange, 11 Wall Street, New York, New York 10005.  Information about us can be located at our website at www.td.com.  All Internet references in this prospectus are inactive textual references and we do not incorporate website contents into this prospectus.

FURTHER INFORMATION

We have filed with the SEC a Registration Statement on Form F-3 under the United States Securities Act of 1933, as amended (the “Securities Act”), with respect to the debt securities offered with this prospectus.  This prospectus is a part of that Registration Statement, and it does not contain all of the information set forth in the Registration Statement.  You can access the Registration Statement together with its exhibits at the SEC’s website at www.sec.gov or inspect these documents at the offices of the SEC in order to obtain more information about us and about the debt securities offered with this prospectus.

ABOUT THIS PROSPECTUS

This prospectus provides you with a general description of the debt securities we may offer.  Each time we sell debt securities, we will provide a prospectus supplement containing specific information about the terms of the debt securities being offered.  A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those debt securities or to us.  A prospectus supplement may also add, update or change information in this prospectus.  If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.  You should read both this prospectus and any applicable prospectus supplement together with additional information described under the heading “Where You Can Find More Information” above.

ii

We may sell debt securities to underwriters who will sell the debt securities to the public on terms fixed at the time of sale.  In addition, the debt securities may be sold by us directly or through dealers or agents designated from time to time.  If we, directly or through agents, solicit offers to purchase the debt securities, we reserve the sole right to accept and, together with any agents, to reject, in whole or in part, any of those offers.

Any prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of the offering, the compensation of those underwriters and the net proceeds to us.  Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

We publish our consolidated financial statements in Canadian dollars.  As indicated in the table below, the Canadian dollar has fluctuated in value compared to the U.S. dollar over the last five years.

The tables below set forth the high and low daily noon exchange rates, the average yearly rate and the rate at period end between Canadian dollars and U.S. dollars (in U.S. dollars per Canadian dollar) for each year in the five-year period ended October 31, 2013 and the high and low daily noon exchange rates for each month in the period from November 1, 2013 through July 3, 2014.  On July 3, 2014, the Canadian dollar noon exchange rate was U.S. $0.9404.  Our reference to the “noon exchange rate” is the noon exchange rate as reported by the Bank of Canada on a specified date.

Year ended October 31	High	Low	Average Rate1	At period end
2009	0.9716	0.7692	0.8603	0.9282
2010	1.0039	0.9278	0.9605	0.9815
2011	1.0583	0.9430	1.0164	1.0065
2012	1.0299	0.9536	0.9968	1.0004
2013	1.0164	0.9455	0.9777	0.9589

Month of 2013	High	Low
November	0.9602	0.9435
December	0.9454	0.9348

Month of 2014	High	Low
January	0.9422	0.8952
February	0.9130	0.8977
March	0.9119	0.8888
April	0.9172	0.9056
May	0.9228	0.9113
June	0.9367	0.9143
July (through July 3, 2014)	0.9404	0.9375

1	The average of the noon exchange rates on the last business day of each full month during the relevant period.

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RISK FACTORS

Investment in the debt securities is subject to various risks including those risks inherent in investing in an issuer involved in conducting the business of a diversified financial institution.  From time to time, the market experiences significant price and volume volatility that may affect the market price of our debt securities for reasons unrelated to our performance. Also, the financial markets are generally characterized by extensive interconnections among financial institutions. As such, defaults by other financial institutions in Canada, the United States or other countries could adversely affect us and the market price of the debt securities. Additionally, the debt securities are subject to market value fluctuations based upon factors which influence our operations, such as legislative or regulatory developments, competition, technological change and global capital market activity.

Before deciding whether to invest in any debt securities, you should consider carefully the risks described in the documents incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and, if applicable, those described in a prospectus supplement, as the case may be, relating to a specific offering of debt securities.  You should consider the categories of risks identified and discussed in the “Risk Factors and Management” section of the Bank’s management’s discussion and analysis included in the Recast (the “2013 MD&A”) and in the “Financial Results Overview” and “Managing Risk” sections of the Bank’s management’s discussion and analysis for the three and six month periods ended April 30, 2014 (the “Q2 MD&A”), including those summarized under “Caution Regarding Forward-Looking Statements” beginning on page 1 of this prospectus as well as any risks described in subsequently filed documents incorporated by reference.

THE TORONTO-DOMINION BANK

The Toronto-Dominion Bank is a Canadian chartered bank subject to the provisions of the Bank Act (Canada) and was formed on February 1, 1955 through the amalgamation of The Bank of Toronto (established in 1855) and The Dominion Bank (established in 1869).  The Toronto-Dominion Bank and its subsidiaries are collectively known as TD Bank Group (“TD”).  TD is the sixth largest bank in North America by branches and serves approximately 22 million customers in three key businesses operating in a number of locations in financial centers around the globe: Canadian Retail, including TD Canada Trust, TD Auto Finance Canada, TD Wealth (Canada), TD Direct Investing and TD Insurance; U.S. Retail, including TD Bank, America’s Most Convenient Bank, TD Auto Finance U.S., TD Wealth (U.S.) and an investment in TD Ameritrade; and Wholesale Banking, including TD Securities.  TD also ranks among the world’s leading online financial services firms, with approximately 8 million online and mobile customers.  TD had $896 billion in assets on April 30, 2014.  The Toronto-Dominion Bank trades under the symbol “TD” on the Toronto and New York Stock Exchanges.

The Bank’s head office and registered office are located in the TD Bank Tower, Toronto-Dominion Centre, Toronto, Ontario, M5K 1A2.

Additional information regarding the Bank is incorporated by reference into this prospectus.  See “Documents Incorporated by Reference.”

PRESENTATION OF FINANCIAL INFORMATION

Pursuant to the decision made by the Canadian Accounting Standards Board, the Bank began preparing financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) on November 1, 2011.  Except for the financial information in respect of the year ended October 31, 2010 and prior periods noted herein, the financial information of the Bank incorporated by reference or otherwise contained in this prospectus has been prepared in accordance with IFRS.  None of the financial information prepared in accordance with IFRS or Canadian generally accepted accounting principles is comparable to the financial statements of companies using accounting principles generally accepted in the United States.  For additional information about the Bank’s adoption of IFRS, refer to “Note 1 – Nature of Operations” to the Bank’s audited consolidated financial statements for the year ended October 31, 2013 included in the Recast (the “2013 Audited Consolidated Financial Statements”).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

From time to time, the Bank makes written and/or oral forward-looking statements, including in this document, in other filings with Canadian regulators or the SEC, and in other communications.  In addition, representatives of the Bank may make forward-looking statements orally to analysts, investors, the media and others. All such statements are made pursuant to the “safe harbor” provisions of, and are intended to be forward-looking statements under, applicable Canadian and U.S. securities legislation, including the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, statements made in this prospectus, the 2013 MD&A under the headings “Economic Summary and Outlook,” for each business segment “Business Outlook and Focus for 2014” and in other statements regarding the Bank’s objectives and priorities for 2014 and beyond and strategies to achieve them, and the Bank’s anticipated financial performance.  Forward-looking statements are typically identified by words such as “will,” “should,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “plan,” “may,” and “could.”

By their very nature, these forward-looking statements require the Bank to make assumptions and are subject to inherent risks and uncertainties, general and specific.  Especially in light of the uncertainty related to the physical, financial, economic, political, and regulatory environments, such risks and uncertainties - many of which are beyond the Bank’s control and the effects of which can be difficult to predict - may cause actual results to differ materially from the expectations expressed in the forward-looking statements.  Risk factors that could cause such differences include: credit, market (including equity, commodity, foreign exchange, and interest rate), liquidity, operational (including technology), reputational, insurance, strategic, regulatory, legal, environmental, capital adequacy, and other risks.  Examples of such risk factors include the general business and economic conditions in the regions in which the Bank operates; disruptions in or attacks (including cyber attacks) on the Bank's information technology, internet, network access or other voice or data communications systems or services; the evolution of various types of fraud to which the Bank is exposed; the failure of third parties to comply with their obligations to the Bank or its affiliates relating to the care and control of information; the impact of recent legislative and regulatory developments; the overall difficult litigation environment, including in the United States; increased competition including through internet and mobile banking; changes to the Bank's credit ratings; changes in currency and interest rates; increased funding costs for credit due to market illiquidity and competition for funding; and the occurrence of natural and unnatural catastrophic events and claims resulting from such events.  The Bank cautions that the preceding list is not exhaustive of all possible risk factors and other factors could also adversely affect the Bank's results.  For more detailed information, please see the “Risk Factors and Management” section of the 2013 MD&A, as may be updated in subsequently filed quarterly reports to shareholders and other filings made by the Bank that are incorporated by reference in this prospectus.  All such factors should be considered carefully, as well as other uncertainties and potential events, and the inherent uncertainty of forward-looking statements, when making decisions with respect to the Bank and the Bank cautions readers not to place undue reliance on the Bank’s forward-looking statements.

Material economic assumptions underlying the forward-looking statements contained in this prospectus are set out in the 2013 MD&A under the headings “Economic Summary and Outlook,” and for each business segment, “Business Outlook and Focus for 2014,” each as may be updated in subsequently filed quarterly reports to shareholders incorporated by reference into this prospectus.

Any forward-looking statements contained in this prospectus represent the views of management only as of the date of this prospectus and are presented for the purpose of assisting the Bank’s security holders in understanding the Bank’s financial position, objectives and priorities and anticipated financial performance as at and for the periods ended on the dates presented, and may not be appropriate for other purposes.  The Bank does not undertake to update any forward-looking statements, whether written or oral, that may be made from time to time by or on its behalf, except as required under applicable securities legislation.  Information contained in or otherwise accessible through the websites mentioned in this prospectus does not form part of this prospectus.  All references in this prospectus to websites are inactive textual references and are for your information only.

USE OF PROCEEDS

Unless otherwise specified in a prospectus supplement, the net proceeds to the Bank from the sale of the debt securities will be added to the Bank’s general funds and utilized for general corporate purposes.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The table below sets forth the Bank’s consolidated ratios of earnings to fixed charges, calculated in accordance with IFRS, for the fiscal years ended October 31, 2011, October 31, 2012 and October 31, 2013 and the six-month period ended April 30, 2014:

IFRS	Six months ended	Year ended October 31,
	April 30, 2014	2013	2012	2011
		(based on the Recast)	(based on the Recast)	(based on the Recast)
Excluding Interest on Deposits	5.35	4.79	4.02	3.74
Including Interest on Deposits	2.49	2.19	2.03	2.01

The tables below set forth the Bank’s consolidated ratios of earnings to fixed charges, calculated in accordance with Canadian GAAP and U.S. GAAP, for the fiscal years ended October 31, 2010 and October 31, 2009:

Canadian GAAP	Year ended October 31,
	2010	2009
Excluding Interest on Deposits	5.24	2.66
Including Interest on Deposits	1.96	1.40

U.S. GAAP
	2010	2009
Excluding Interest on Deposits	4.89	3.34
Including Interest on Deposits	1.88	1.57

For purposes of computing these ratios, earnings represent net income plus income taxes and fixed charges (excluding capitalized interest). Fixed charges represent (i) estimated interest within rental expense, (ii) amortization of debt issuance costs and (iii) interest (including capitalized interest), including or excluding deposit interest as indicated.

CONSOLIDATED CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the Bank’s consolidated capitalization at October 31, 2013 and at April 30, 2014.  This table should be read in conjunction with the 2013 Audited Consolidated Financial Statements, the Bank’s unaudited interim condensed consolidated financial statements for the three- and six-month periods ended April 30, 2014 (the “Q2 Unaudited Consolidated Financial Statements”), the 2013 MD&A and the Q2 MD&A, which are incorporated by reference in this prospectus.

	As at April 30, 2014		As at October 31, 2013
(in millions of Canadian dollars)	(based on the Recast)
Subordinated notes and debentures	$7,974		$7,982	(1)
Liability for preferred shares	29		27	(2)
Equity
Common shares (millions of shares issued and outstanding: Apr. 30, 2014 – 1,845.1, Oct. 31, 2013 – 1,838.9)	19,593	(3)	19,316	(4)
Preferred shares (millions of shares issued and outstanding: Apr. 30, 2014 – 90.0, Oct. 31, 2013 – 135.8)	2,250	(3)	3,395	(4)
Treasury shares – common (millions of shares held: Apr. 30, 2014 – (3.4), Oct. 31, 2013 – (3.9))	(120	)(3)	(145	)(4)
Treasury shares – preferred (millions of shares held: Apr. 30, 2014 – (0.1), Oct. 31, 2013 – (0.1))	(1	)(3)	(2	)(4)
Contributed surplus	173		170
Retained earnings	26,134		23,982
Accumulated other comprehensive income (loss)	4,206		3,159
Non-controlling interests in subsidiaries	1,534		1,508	(5)
Total equity	53,769		51,383
Total capitalization	$61,772		$59,392

(1)	For more information, refer to “Note 18 – Subordinated Notes and Debentures” to the 2013 Audited Consolidated Financial Statements.
(2)	For more information, refer to “Note 19 – Liability for Preferred Shares” to the 2013 Audited Consolidated Financial Statements.
(3)	For more information, refer to “Note 14 – Share Capital” to the Q2 Unaudited Consolidated Financial Statements.
(4)	For more information, refer to “Note 21 – Share Capital” to the 2013 Audited Consolidated Financial Statements.
(5)	For more information, refer to “Note 22 – Non-controlling Interests in Subsidiaries” to the 2013 Audited Consolidated Financial Statements.

DESCRIPTION OF THE DEBT SECURITIES

We have summarized below the material provisions of the indenture and the debt securities, or indicated which material provisions will be described in the related prospectus supplement.  These descriptions are only summaries, and each investor should refer to the indenture, which describes completely the terms and definitions summarized below and contains additional information regarding the debt securities.  Any reference to provisions or defined terms of the indenture in any statement under this heading qualifies the entire statement and incorporates by reference the applicable section or definition into that statement.

General

We will issue the debt securities under an indenture between us and The Bank of New York Mellon (as successor in interest to The Bank of New York), as trustee.  A copy of the indenture is incorporated by reference as an exhibit to the registration statement.  The indenture does not limit the aggregate principal amount of the debt securities which we can issue under such indenture.  We will authorize the aggregate amount from time to time for each series.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will be unsecured and unsubordinated deposit liability obligations of the Bank and will rank on a parity in right of payment with all of the Bank’s deposit liabilities, except for obligations preferred by mandatory provisions of law.  The debt securities will not be insured under the Canada Deposit Insurance Corporation Act or by the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.  In the case of the insolvency of the Bank, the Bank Act (Canada) provides that priorities among payments of deposit liabilities of the Bank (including payments in respect of the debt securities) and payments of all other liabilities are to be determined in accordance with the laws governing priorities and, where applicable, by the terms of the indebtedness and liabilities.

We may issue debt securities under the indenture from time to time in one or more series.  The provisions of the indenture allow us to “reopen” a previous issue of a series of debt securities and issue additional debt securities of that series.  The debt securities in each series may be denominated and payable in U.S. dollars or foreign currencies.

The debt securities may bear interest at a floating rate or a fixed rate.  A floating rate is determined by reference to an interest rate formula which may be adjusted by adding or subtracting the spread or multiplying the spread multiplier.

Terms Specified in Prospectus Supplement

The prospectus supplement and, if applicable, a pricing supplement will contain, where applicable, the following terms of and other information relating to any series of offered debt securities:

•	the specific title;

•	the aggregate principal amount, purchase price and denomination;

•	any limit upon the aggregate principal amount of the securities of such series;

•	the currency in which the debt securities are denominated and/or in which principal, and premium, if any, and/or interest, if any, is payable;

•	the date or dates on which the principal is payable;

•	the interest rate or rates or the method by which the calculation agent (to be designated in the applicable prospectus supplement) will determine the interest rate or rates, if any;

•	the interest payment dates, if any;

•	the place or places for payment of the principal of and any premium and/or interest on or other amounts due under the debt securities;

•	any repayment, redemption, prepayment or sinking fund provisions, including any notice provisions;

•	whether we will issue the debt securities in global form and under what terms and conditions;

•
terms and conditions, if any, upon which the debt securities may or shall be convertible into or exchangeable or exercisable for or payable in, among other things, other securities (whether or not issued by us), instruments, contracts, currencies, commodities or other forms of property, rights or interests or any combination of the foregoing;

•	any agents for the debt securities, including trustees, depositories, authenticating or paying agents, transfer agents or registrars;

•	certain applicable United States federal income tax and Canadian federal income tax consequences, including, but not limited to:

(1)
whether and under what circumstances we will pay additional amounts on debt securities for any tax, assessment or governmental charge withheld or deducted and, if so, whether we will have the option to redeem those debt securities rather than pay the additional amounts;

(2)
tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having original issue discount for United States federal income tax purposes; and

(3)	tax considerations applicable to any debt securities denominated and payable in foreign currencies;

•	any other specific terms of the debt securities, including any additional events of default or covenants, and any terms required by or advisable under applicable laws or regulations.

We may sell the debt securities at a substantial discount below their stated principal amount.  We will describe special United States federal income tax and Canadian federal income tax considerations, if any, applicable to debt securities sold at an original issue discount in the prospectus supplement.  An “original issue discount security” is any debt security that provides for an amount less than the principal amount to be due and payable upon the declaration of acceleration of the maturity in accordance with the terms of the applicable indenture.  The prospectus supplement and, if applicable, a pricing supplement relating to any original issue discount securities will describe the particular provisions relating to acceleration of the maturity upon the occurrence of an event of default.

Registration and Transfer of Debt Securities

Registered holders may present debt securities for exchange or registration of transfer.  We will provide these services without charge except for any tax or other governmental charge payable in connection with these services and subject to any limitations provided in the indenture.

The procedures for transfer of interests in the debt securities in global form will depend upon the procedures of the depository for such global securities.  See “Form of the Debt Securities.”

Merger, Consolidation, Sale, Lease or Conveyance

The indenture provides that we may merge or consolidate with any other person or sell, lease or convey all or substantially all of our assets to any other person, only if certain conditions, including the following, are met:

•
we will be the continuing corporation or the successor corporation, or the person which acquires all or substantially all of our assets shall either (a) be one or more direct or indirect affiliates which we control or which are under common control with us or (b) will expressly assume or guaranty all of our obligations under the indenture; and

•
immediately after such merger, consolidation, sale, lease or conveyance, we, or any such successor that has assumed our obligations, will not be in default in the performance of the covenants and conditions of the indenture applicable to us.

Absence of Protections against All Potential Actions of the Bank.  There are no covenants or other provisions in the indenture that would afford holders of debt securities additional protection in the event of a recapitalization transaction, a change of control of the Bank or a highly leveraged transaction.  The merger covenant described above would only apply if the recapitalization transaction, change of control or highly leveraged transaction were structured to include a merger or consolidation of the Bank or a sale, lease or conveyance of all or substantially all of our assets.

Events of Default

The indenture provides holders of debt securities with remedies if we fail to perform specific obligations, such as making payments on the debt securities, or if we become bankrupt.  Holders should review these provisions and understand which of our actions would trigger an event of default and which actions would not.  The indenture permits the issuance of debt securities in one or more series, and, in many cases, whether an event of default has occurred is determined on a series by series basis.

An event of default is defined under the indenture, with respect to any series of debt securities issued under the indenture, as being:

•
default in payment of any principal of the debt securities of that series, either at maturity or upon any redemption, by declaration or otherwise and continuance of such default for a period of 7 days;

•	default in payment of any interest on any debt securities of that series and continuance of such default for a period of 30 days;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default provided in the applicable board resolution, in the supplemental indenture under which that series of debt securities is issued or in the form of security for such series.

 Acceleration of Debt Securities Upon an Event of Default.  The indenture provides that:

•
if an event of default due to the default in payment of principal of, or any premium or interest on, any series of debt securities issued under the indenture, or due to the default in the performance or breach of any other covenant or warranty of the Bank applicable to the debt securities of that series but not applicable to all outstanding debt securities issued under the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, voting as one class, by notice in writing to the Bank, may declare the principal of (or such other amount as may be specified) all debt securities of each affected series and interest accrued thereon to be due and payable immediately; and

•
if an event of default due to a default in the performance of any of the covenants or agreements in the indenture applicable to all outstanding debt securities issued under the indenture or due to specified events of bankruptcy, insolvency or reorganization of the Bank, occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of all outstanding debt securities issued under the indenture, voting as one class, by notice in writing to the Bank may declare the principal of (or such other amount as may be specified) all those debt securities and interest accrued thereon to be due and payable immediately.

Annulment of Acceleration and Waiver of Defaults.  In some circumstances, if any and all events of default under the indenture, other than the non-payment of the principal of the securities that has become due as a result of an acceleration, have been cured, waived or otherwise remedied, then the holders of a majority in aggregate principal amount of all series of outstanding debt securities affected, voting as one class, may annul past declarations of acceleration of or waive past defaults of the debt securities.

Indemnification of Trustee for Actions Taken on Your Behalf.  The indenture contains a provision entitling the trustee, subject to the duty of the trustee during a default to act with the required standard of care, to be indemnified to its satisfaction by the holders of debt securities before proceeding to exercise any right or power at the request, order or direction of the holders.  Subject to these provisions and some other limitations, the holders of a majority in aggregate principal amount of each series of outstanding debt securities of each affected series, voting as one class, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee.

Limitation on Actions by You as an Individual Holder.  The indenture provides that no individual holder of debt securities may institute any action or proceeding under the indenture, except actions for payment of overdue principal and interest, unless the following actions have occurred:

•	the holder must have previously given written notice to the trustee of the continuing default;

•
the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of each affected series, treated as one class, must have (1) requested the trustee to institute that action and (2) offered the trustee reasonable indemnity satisfactory to it;

•	the trustee must have failed to institute that action within 60 days after receipt of the request referred to above; and

•
the holders of a majority in principal amount of the outstanding debt securities of each affected series, voting as one class, must not have given directions to the trustee inconsistent with those of the holders referred to above.

The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Discharge, Defeasance and Covenant Defeasance

We have the ability to eliminate most or all of our obligations on any series of debt securities prior to maturity if we comply with the following provisions.

Discharge of Indenture. We may discharge all of our obligations, other than certain obligations including those as to transfers and exchanges, under the indenture after we have:

•	paid or caused to be paid the principal of, interest on and any other amounts due under all of the outstanding debt securities in accordance with their terms;

•	delivered to the trustee for cancellation all of the outstanding debt securities; or

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irrevocably deposited or caused to be deposited with the trustee cash or, in the case of a series of debt securities payable only in U.S. dollars, U.S. government obligations in trust for the benefit of the holders of any series of debt securities issued under the indenture that have either become due and payable, or are by their terms due and payable, or are scheduled for redemption, within one year, in an amount certified to be sufficient to pay on each date that they become due and payable, the principal of, interest and other amounts on, and any mandatory sinking fund payments for, those debt securities, except that the deposit of cash or U.S. government obligations for the benefit of holders of a series of debt securities that are due and payable, or are scheduled for redemption within one year will discharge obligations under the indenture relating only to that series of debt securities.

Defeasance of a Series of Securities at Any Time. We may also discharge all of our obligations, other than certain obligations including those as to transfers and exchanges, under any series of debt securities at any time, which we refer to as defeasance.

We may be released with respect to any outstanding series of debt securities from the obligations imposed by Section 9.01 of the indenture which contains the covenants described above limiting consolidations, mergers, asset sales and leases, and elect not to comply with those sections without creating an event of default. Discharge under those procedures is called “covenant defeasance.”

Defeasance or covenant defeasance may be effected only if, among other things:

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we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as trust funds in an amount certified to be sufficient to pay on each date that they become due and payable, the principal, interest and other amounts due on, and any mandatory sinking fund payments for, all outstanding debt securities of the series being defeased;

•	such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which we are a party or to which we are bound; and

•	we deliver to the trustee an opinion of counsel to the effect that:

o	the holders of the series of debt securities being defeased will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance;

o
such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred; and

o
in the case of a defeasance (but not a covenant defeasance), this opinion must be based on a ruling of relevant tax authorities or a change in United States tax laws occurring after the date of the indenture.

Modification of the Indenture

Modification without Consent of Holders. We and the trustee may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture to, among other things:

•	secure any debt securities subject to the requirements of the Bank Act;

•	evidence the assumption by a successor corporation of our obligations;

•	add covenants or events of default for the protection of the holders of debt securities;

•
cure any ambiguity or correct any defect or inconsistency or make any other provisions with respect to matters arising under the indenture as we may deem desirable, provided that no such action shall adversely affect the holders in any material respect;

•	establish the forms or terms of debt securities of any series;

•	evidence the acceptance of appointment by a successor trustee;

•
add to, change or eliminate provisions of the indenture that do not (i) apply to any series of debt securities created prior to such supplemental indenture and (ii) modify the rights of any holder of such series of debt securities with respect to such provision;

•	add to, change or eliminate provisions of the indenture with respect to a new series of debt securities; or

•	to increase the minimum denomination of debt securities of any series as may be permitted by the terms of such series.

Modification with Consent of Holders.  We and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each affected series of outstanding debt securities, voting as one class, may add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of those debt securities.  However, we and the trustee may not make any of the following changes to any outstanding debt security without the consent of each affected holder to, among other things:

•	extend the stated maturity of any debt security;

•	reduce the principal amount;

•	reduce the rate or extend the time of payment of interest or other amounts due;

•	reduce any amount payable on redemption;

•	change the currency in which the principal, including any amount of original issue discount, premium, or interest thereon is payable;

•	modify or amend the provisions for conversion of any currency into another currency;

•	reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

•
modify or amend the provisions so as to adversely affect the terms or conditions upon which the debt securities are convertible into or exchangeable or exercisable for or payable in other securities, instruments, contracts, currencies, commodities or other forms of property, rights or interests;

•	impair or affect the right of any holder to institute suit for the enforcement of any payment on any debt security when due; or

•	reduce the percentage of debt securities the consent of whose holders is required for modification of the indenture or for waiver of certain defaults.

Payment of Additional Amounts

Unless otherwise specified in the applicable prospectus supplement, all payments of principal and interest and other amounts payable in respect of the debt securities by us will be made without us making any withholding of or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (“Taxes”), unless the withholding or deduction of such Taxes is required or authorized by law or the administration thereof. In that event, we will, subject to certain exceptions and limitations set forth below, pay such additional amounts (“Additional Amounts”) to the holder or beneficial owner of any debt security as may be necessary in order that every net payment of the principal of and interest on such debt security and any other amounts payable on such debt security, after any withholding or deduction for Taxes imposed or levied by or on behalf of Canada or any political subdivision or taxing authority thereof or therein having the power to tax (each a “Taxing Jurisdiction”) (and Taxes imposed or levied by a Taxing Jurisdiction on such Additional Amounts), will not be less than the amount such holder or beneficial owner would have received if such Taxes imposed or levied by or on behalf of a Taxing Jurisdiction had not been withheld or deducted. We will not, however, be required to make any payment of Additional Amounts to any holder or beneficial owner for or on account of:

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any Taxes that would not have been so imposed but for a present or former connection (including, without limitation, carrying on business in a Taxing Jurisdiction or having a permanent establishment or fixed base in a Taxing Jurisdiction) between such holder or beneficial owner of a debt security (or between a fiduciary, settlor, beneficiary, member or shareholder of, or possessor of power over, such holder or beneficial owner, if such holder or beneficial owner is an estate, trust, partnership, limited liability company or corporation) and a Taxing Jurisdiction, other than merely holding such debt security or receiving payments with respect to such debt security;

•	any estate, inheritance, gift, sales, transfer or personal property Tax or any similar Tax with respect to a debt security;

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any Tax imposed by reason that such holder or beneficial owner of a debt security or other person entitled to payments on the debt security does not deal at arm’s length within the meaning of the Income Tax Act (Canada) with us or is, or does not deal at arm’s length with any person who is, a “specified shareholder” of us for purposes of the thin capitalization rules in the Income Tax Act (Canada);

•	any Tax that is levied or collected otherwise than by withholding from payments on or in respect of a debt security;

•	any Tax required to be withheld by any paying agent from any payment on a debt security, if such payment can be made without such withholding by at least one other paying agent;

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any Tax that would not have been imposed but for the failure of a holder or beneficial owner of a debt security to comply with certification, identification, declaration, information or other reporting requirements, if such compliance is required by a Taxing Jurisdiction (including where required by statute, treaty, regulation or administrative pronouncement) as a precondition to relief or exemption from such Tax;

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any Tax which would not have been imposed but for the presentation of a debt security (where presentation is required) for payment on a date more than 30 days after (i) the date on which such payment became due and payable or (ii) the date on which payment thereof is duly provided for, whichever occurs later;

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any withholding or deduction imposed pursuant to (i) Sections 1471 to 1474 of the U.S. Internal Revenue Code of 1986, as amended (“FATCA”), or any successor version thereof, or any similar legislation imposed by any other governmental authority, (ii) any treaty, law, regulation or other official guidance enacted by Canada implementing FATCA or an intergovernmental agreement with respect to FATCA or any similar legislation imposed by any other governmental authority, or (iii) any agreement between us and the United States or any authority thereof implementing FATCA; or

•	any combination of the items listed above;

nor shall Additional Amounts be paid with respect to any payment on a debt security to a holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary, a member of such partnership or such beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner held its interest in the debt security directly.

Tax Redemption

Unless otherwise specified in the applicable prospectus supplement, we have the right to redeem, in whole but not in part, any of the debt securities at our option at any time prior to maturity, upon the giving of a notice of redemption as described below, if:

(i)
as a result of any change (including any announced prospective change) in or amendment to the laws or treaties (or any rules, regulations, rulings or administrative pronouncements thereunder) of Canada or of any political subdivision or taxing authority thereof or therein affecting taxation, or any change in official position regarding the application or interpretation of such laws, treaties, rules, regulations, rulings or administrative pronouncements (including a holding by a court of competent jurisdiction), which change or amendment is announced or becomes effective on or after the date of the prospectus supplement relating to the applicable debt securities, in the written opinion of our legal counsel of recognized standing, we have or will become obligated to pay, on the next succeeding date on which interest is due, Additional Amounts (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced); or

(ii)
on or after the date of the prospectus supplement relating to the applicable debt securities any action has been taken by any taxing authority of, or any decision has been rendered by a court of competent jurisdiction in, Canada or any political subdivision or taxing authority thereof or therein, including any of those actions specified in the paragraph immediately above, whether or not such action was taken or decision was rendered with respect to us, or any change, amendment, application or interpretation shall be officially proposed, which, in any such case, in the written opinion of our legal counsel of recognized standing, will result in our becoming obligated to pay, on the next succeeding date on which interest is due, Additional Amounts (assuming, in the case of any announced prospective change, that such announced change will become effective as of the date specified in such announcement and in the form announced);

and, in any such case, we in our business judgment, determine that such obligation cannot be avoided by the use of reasonable measures available to us. For the avoidance of doubt, reasonable measures do not include a change in the terms of the debt securities or a substitution of the debtor. If we exercise this right, the redemption price of the debt securities will be determined in the manner described in the applicable prospectus supplement.

Prior to the giving of any notice of redemption pursuant to the above paragraph, we will deliver to the trustee:

•	a certificate stating that we are entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred; and

•	an opinion of counsel prepared in accordance with the terms of the indenture;

Notice of redemption will be given not less than 30 nor more than 60 days prior to the date fixed for redemption, which date and the applicable redemption price will be specified in the notice.

Notices

We and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the trustee’s records.  With respect to who is a registered “holder” for this purpose, see “Forms of the Debt Securities.”

The Trustee

The Bank of New York Mellon (as successor in interest to The Bank of New York) serves as the trustee for our senior debt securities.  From time to time, we and our affiliates have conducted commercial banking, financial and other transactions with The Bank of New York Mellon and its respective affiliates for which fees have been paid in the ordinary course of business.  We may conduct these types of transactions with each other in the future and receive fees for services performed.

Governing Law

The indenture and the debt securities will be governed by New York law.

FORMS OF THE DEBT SECURITIES

Except as provided in an applicable prospectus supplement, each debt security will generally be represented by one or more global securities representing the entire issuance of securities.  We will issue debt securities evidenced by certificates in definitive form to a particular investor only in limited circumstances.  Both certificated securities in definitive form and global securities will be issued in registered form, where our obligation runs to the holder of the security named on the face of the security.  Definitive securities name you or your nominee as the owner of the security, and in order to transfer or exchange these securities or to receive payments other than interest or other interim payments, you or your nominee must physically deliver the securities to the trustee, registrar, paying agent or other agent, as applicable.  Global securities name a depository or its nominee as the owner of the debt securities.  The depositary maintains a computerized system that will reflect each investor’s beneficial ownership of the securities through an account maintained by the investor with its broker/dealer, bank, trust company or other representative.  See “Book-Entry Procedures and Settlement.”

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered debt securities will be book-entry (global) securities.  Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons.  Each global security will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), or a successor thereto, a securities depository, and will be registered in the name of DTC or a successor or nominee of DTC.  DTC or such successor or nominee of DTC will thus be the only registered holder of these debt securities.

DTC has advised us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

Purchasers of debt securities may only hold interests in the global securities through DTC if they are participants in the DTC system.  Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.  Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers.  Some of these customers may themselves be securities intermediaries holding securities for their customers.  Thus, each beneficial owner of a book-entry security will hold that security indirectly through various intermediaries.

The debt securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary.  The actual purchaser of the debt securities will generally not be entitled to have the debt securities represented by the global securities registered in its name and will not be considered the owner under the terms of the debt securities and their governing documents.  That means that we and any trustee, issuing and paying agent, registrar or other agent of ours for the debt securities will be entitled to treat the registered holder, DTC, as the holder of the debt securities for all purposes.  In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of debt securities.  The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded securities are held in the United States.  However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form.  These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depository for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is so exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the debt securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the debt securities for distribution to participants in accordance with DTC’s procedures. Each sale of a book-entry security will settle in immediately available funds through DTC unless otherwise stated.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, Société Anonyme (“Clearstream”) and Euroclear Bank S.A./N.V., as operator of Euroclear System (“Euroclear”) (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment.  After settlement, Clearstream or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream or Euroclear participants.  The sale proceeds will be available to the DTC seller on the settlement date.  Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement.  In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment.  The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York).  If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or Euroclear participant’s account would instead be valued as of the actual settlement date.

TAX CONSEQUENCES

UNITED STATES TAXATION

The following summary describes the material U.S. federal income tax consequences of the ownership of debt securities by “U.S. Holders” (as defined below) as of the date hereof. This section is the opinion of Morrison & Foerster LLP, our special U.S. federal income tax counsel. Except where noted, this summary deals only with debt securities held as capital assets and which are denominated in or determined by reference to the U.S. dollar. This summary does not represent a detailed description of the U.S. federal income tax consequences applicable to holders subject to special treatment under the U.S. federal income tax laws, including, without limitation, dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, persons holding debt securities as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, persons liable for alternative minimum tax, partnerships or other pass-through entities for U.S. federal income tax purposes or U.S. Holders whose “functional currency” is not the U.S. dollar. Furthermore, the summary below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified (possibly with retroactive effect) so as to result in U.S. federal income tax consequences different from those discussed below.

The summary below assumes that all debt securities issued pursuant to this prospectus will be classified for U.S. federal income tax purposes as the Bank’s indebtedness, and purchasers should note that in the event of an alternative characterization, the tax consequences would differ from those discussed below. Any special U.S. federal income tax considerations relevant to a particular issue of the debt securities will be provided in the applicable supplement.

As used herein, a “U.S. Holder” means a beneficial owner of a debt security that is for U.S. federal income tax purposes: (i) an individual citizen or resident of the United States, (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if it (X) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (Y) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If a partnership holds debt securities, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partner of a partnership holding debt securities is urged to consult its own tax advisors.

This summary does not represent a detailed description of the U.S. federal income tax consequences to holders in light of their particular circumstances and does not address the effects of any state, local or non-U.S. tax laws. Persons considering the purchase of debt securities should consult their own tax advisors concerning the particular U.S. federal income tax consequences to them of the ownership of the debt securities, as well as any consequences arising under the laws of any other taxing jurisdiction.

Payments of Interest

Except as set forth below, stated interest on a debt security will generally be taxable to a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. Unless an applicable supplement states otherwise, interest income on a debt security generally will be considered foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income.

Original Issue Discount Notes

U.S. Holders of debt securities issued with original issue discount (“OID”), other than Short-Term Notes (as defined below), will be subject to special tax accounting rules, as described in greater detail below. Debt securities issued with OID will be referred to as “Original Issue Discount Notes.” U.S. Holders of such debt securities should be aware that they generally must include OID in gross income in advance of the receipt of cash attributable to that income. However, U.S. Holders of such debt securities generally will not be required to include separately in income cash payments received on the debt securities, even if denominated as interest, to the extent such payments do not constitute “qualified stated interest” (as defined below). Unless otherwise specified in the applicable pricing supplement, OID on a debt security generally will be considered foreign source income and, for purposes of the U.S. foreign tax credit, generally will be considered passive category income.

Additional rules applicable to Original Issue Discount Notes that are treated as variable rate debt instruments are described under “Variable Rate Debt Instruments” below or that are denominated in or determined by reference to a currency or currencies other than the U.S. dollar are described under “Foreign Currency Notes” below.

A debt security with an “issue price” that is less than its “stated redemption price at maturity” (the sum of all payments to be made on the debt security other than “qualified stated interest”) will be issued with OID unless such difference is de minimis (generally, less than 0.25 percent of the stated redemption price at maturity multiplied by the number of complete years to maturity). The “issue price” of each debt security in a particular offering will be the first price at which a substantial amount of that particular offering is sold (other than to an underwriter, broker, placement agent or wholesaler).

The term “qualified stated interest” means stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate or, subject to certain conditions, a rate based on one or more interest indices. Interest is payable at a single fixed rate only if the rate appropriately takes into account the length of the interval between payments.

In the case of a debt security issued with de minimis OID, the U.S. Holder generally must include such de minimis OID in income as stated principal payments on the debt securities are made in proportion to the stated principal amount of the debt security unless the holder makes an election to treat all interest as OID as further described below. Any amount of de minimis OID that has been included in income shall be treated as capital gain.

Certain of the debt securities may be redeemed prior to their stated maturity date (as specified in the applicable supplement) at the option of the Bank and/or at the option of the holder. Original Issue Discount Notes containing such features may be subject to rules that differ from the general rules discussed herein. Persons considering the purchase of Original Issue Discount Notes with such features should carefully examine the applicable supplement and should consult their own tax advisors with respect to such features since the tax consequences with respect to OID will depend, in part, on the particular terms and features of the debt securities.

U.S. Holders of Original Issue Discount Notes with a maturity upon issuance of more than one year must, in general, include OID in income in advance of the receipt of some or all of the related cash payments, regardless of such U.S. Holders’ method of accounting. The amount of OID that a U.S. Holder must include in income is calculated using a constant-yield method, and generally a holder will include increasingly greater amounts of OID in income over the life of the Original Issue Discount Note. Specifically, the amount of OID includible in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the “daily portions” of OID with respect to the debt security for each day during the taxable year or portion of the taxable year in which such U.S. Holder held such debt security (“accrued OID”). The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID allocable to that accrual period. The “accrual period” for an Original Issue Discount Note may be of any length and may vary in length over the term of the debt security, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period other than the final accrual period is an amount equal to the excess, if any, of (a) the product of the debt security’s adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (b) the aggregate of all qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. Special rules will apply for calculating OID for an initial short accrual period. The “adjusted issue price” of an Original Issue Discount Note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium, as described below) and reduced by any payments previously made on such debt security (other than qualified stated interest). The Bank is required to provide information returns stating the amount of OID accrued on Original Issue Discount Notes held by persons of record other than certain exempt holders.

Floating rate debt securities are subject to special OID rules as described under “Variable Rate Debt Instruments” below.

In addition, the discussion above generally does not address debt securities providing for contingent payments or debt securities that may be convertible or exchangeable for stock or other securities (or the cash value thereof). U.S. Holders should carefully examine the applicable supplement and should consult their own tax advisors regarding the U.S. federal income tax consequences of the holding and disposition of any such debt securities.

U.S. Holders may elect to treat all interest on any debt security as OID and calculate the amount includible in gross income under the constant yield method described above. For purposes of this election, interest includes stated interest, acquisition discount, OID, de minimis OID, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. U.S. Holders should consult with their own tax advisors about this election.

Variable Rate Debt Instruments

A debt security will generally be a variable rate debt instrument if: (i) the issue price does not exceed the total noncontingent principal payments by more than the lesser of: (a) 0.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or (b) 15 percent of the total noncontingent principal payments, and (ii)the debt security provides for stated interest, compounded or paid at least annually, only at: (a) one or more qualified floating rates, (b) a single fixed rate and one or more qualified floating rates, (c) a single objective rate, or (d) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

 A debt security will have a variable rate that is a qualified floating rate if: (i) variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the debt security is denominated, or (ii) the rate is equal to such a rate multiplied by either: (a) a fixed multiple that is greater than 0.65 but not more than 1.35, or (b) a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, and (iii) the value of the rate on any date during the term of the debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

 If a debt security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the debt security, the qualified floating rates together constitute a single qualified floating rate.

A debt security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless, in general, such restrictions are fixed throughout the term of the debt security or are not reasonably expected to significantly affect the yield on the debt security.

A debt security will have a variable rate that is a single objective rate if: (i) the rate is not a qualified floating rate, (ii) the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and (iii) the value of the rate on any date during the term of the debt security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

A debt security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of the debt security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of the debt security’s term.

An objective rate as described above is a qualified inverse floating rate if: (i) the rate is equal to a fixed rate minus a qualified floating rate, and (ii) the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate.

A debt security will also have a single qualified floating rate or an objective rate if interest on the debt security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either: (i) the fixed rate and the qualified floating rate or objective rate have values on the issue date of the debt security that do not differ by more than 0.25 percentage points, or (ii) the value of the qualified floating rate or objective rate on the issue date or the debt security is intended to approximate the fixed rate (a “single fixed rate for an initial period”).

In general, if a debt security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on the debt security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for the debt security.

If a debt security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, a U.S. Holder generally must determine the interest and OID accruals on the debt security by: (i) determining a fixed rate substitute for each variable rate provided under the variable rate debt instrument, (ii) constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above, (iii) determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and (iv) adjusting for actual variable rates during the applicable accrual period.

In determining the fixed rate substitute for each variable rate provided under the variable rate debt instrument, U.S. Holder will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on the debt security.

If a debt security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, a U.S. Holder generally must determine interest and OID accruals by using the method described in the second preceding paragraph. However, a debt security will be treated, for purposes of the first three steps of the determination, as if the debt security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of the debt security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Notes

In the case of debt securities having a term of one year or less (“Short-Term Notes”), all payments (including all stated interest) will be included in the stated redemption price at maturity and will not be qualified stated interest. Thus, U.S. Holders will generally be taxable on the discount in lieu of stated interest. The discount will be equal to the excess of the stated redemption price at maturity over the issue price of a Short-Term Note, unless the U.S. Holder elects to compute this discount using tax basis instead of issue price. In general, individuals and certain other cash method U.S. Holders of a Short-Term Note are not required to include accrued discount in their income currently unless they elect to do so (but may be required to include any stated interest in income as it is received). U.S. Holders that report income for U.S. federal income tax purposes on the accrual method and certain other U.S. Holders are required to accrue discount on such Short-Term Notes (as ordinary income) on a straight-line basis, unless an election is made to accrue the discount according to a constant yield method based on daily compounding. In the case of a U.S. Holder that is not required, and does not elect, to include discount in income currently, any gain realized on the sale, exchange or retirement of Short-Term Notes will generally be ordinary income to the extent of the discount accrued through the date of sale, exchange or retirement. In addition, a U.S. Holder that does not elect to include currently accrued discount in income may be required to defer deductions for a portion of the U.S. Holder’s interest expense with respect to any indebtedness incurred or continued to purchase or carry such Short-Term Notes.

Market Discount

If a U.S. Holder purchases a debt security, other than a Short-Term Note, for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, its adjusted issue price, the amount of the difference will generally be treated as “market discount” for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a debt security as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such debt security at the time of such payment or disposition. In addition, the U.S. Holder may be required to defer, until the maturity of the debt security or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such debt security (in an amount not exceeding the accrued market discount).

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the debt security, unless the U.S. Holder elects to accrue on a constant yield method. A U.S. Holder of a debt security may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rule described above regarding deferral of interest deductions will not apply.

Acquisition Premium; Amortizable Bond Premium

A U.S. Holder that purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price but equal to or less than the sum of all amounts payable on the debt security after the purchase date other than payments of qualified stated interest will be considered to have purchased such debt security at an “acquisition premium.” Under the acquisition premium rules, the amount of OID which such U.S. Holder must include in its gross income with respect to such debt security for any taxable year will be reduced by the portion of such acquisition premium properly allocable to such year.

A U.S. Holder that purchases a debt security for an amount in excess of the sum of all amounts payable on the debt security after the purchase date other than qualified stated interest will be considered to have purchased the debt security at a “premium” and will not be required to include OID, if any, in income. A U.S. Holder generally may elect to amortize the premium over the remaining term of the debt security on a constant yield method as an offset to interest when includible in income under the U.S. Holder’s regular accounting method. Bond premium on a debt security held by a U.S. Holder that does not make such an election will decrease the gain or increase the loss otherwise recognized on disposition of the debt security.

Sale, Exchange, Retirement or Other Disposition of Debt Securities

Upon the sale, exchange, retirement or other disposition of a debt security, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and the adjusted tax basis of the debt security. A U.S. Holder’s adjusted tax basis in a debt security will, in general, be the U.S. Holder’s cost for the debt security, increased by any OID, market discount or, in the case of Short-Term Notes, discount previously included in income by the U.S. Holder, and reduced by any amortized premium and any cash payments on the debt security other than qualified stated interest. Except (i) as described above with respect to certain Short-Term Notes and market discount, (ii) with respect to gain or loss attributable to changes in exchange rates, as discussed below with respect to certain Foreign Currency Notes (as defined below), and (iii) with respect to debt securities treated as contingent payment debt instruments for U.S. federal income tax purposes (which this summary generally does not discuss), such gain or loss will be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for preferential rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by a U.S. Holder on the sale, exchange, retirement or other disposition of a debt security generally will be considered U.S. source gain or loss.

Foreign Currency Notes

The following is a summary of certain U.S. federal income tax consequences to a U.S. Holder of the ownership of a debt security denominated in, or for which payments are determined by reference to, a currency other than the U.S. dollar (a “Foreign Currency Note”).

Interest Payments

U.S. Holders that use the cash basis method of accounting for U.S. federal income tax purposes are required to include in income the U.S. dollar value of the amount of interest received, based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss (as discussed below) is recognized with respect to the receipt of such payment.

U.S. Holders that use the accrual basis method of accounting for U.S. federal income tax purposes may determine the amount of income recognized with respect to an interest payment in accordance with either of two methods. Under the first method, the U.S. Holder will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued. Under the second method, the U.S. Holder may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles the U.S. Holder’s taxable year) or on the date the interest payment is received if such date is within five business days of the end of the accrual period. Upon receipt of an interest payment on a debt security (including, upon the sale of such debt security, the receipt of proceeds attributable to accrued interest previously included in income), an accrual basis U.S. Holder will recognize ordinary income or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating any foreign currency received at the spot rate for such foreign currency on the date received) and the U.S. dollar value of the interest income that such U.S. Holder has previously included in income with respect to such payment.

Original Issue Discount Notes

OID on an Original Issue Discount Note that is also a Foreign Currency Note will be determined for any accrual period in the applicable foreign currency and then translated into U.S. dollars in the same manner as interest income accrued by a holder on the accrual basis, as described above. Upon receipt of OID on such debt security (including, upon the sale of such debt security, the receipt of proceeds attributable to OID previously included in income), a U.S. Holder will recognize ordinary income or loss in an amount determined in the same manner as interest income received by a holder on the accrual basis, as described above.

Market Discount

The amount of market discount on Foreign Currency Notes includible in income will generally be determined by translating the market discount determined in the foreign currency into U.S. dollars at the spot rate on the date the Foreign Currency Note is retired or otherwise disposed of. If the U.S. Holder has elected to accrue market discount currently, then the amount which accrues is determined in the foreign currency and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. A U.S. Holder will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above.

Amortizable Bond Premium

Bond premium on a Foreign Currency Note will be computed in the applicable foreign currency. With respect to a U.S. Holder that elects to amortize the premium, the amortizable bond premium will reduce interest income in the applicable foreign currency. At the time bond premium is amortized, exchange gain or loss (which is generally ordinary income or loss) will be realized based on the difference between spot rates at such time and at the time of acquisition of the Foreign Currency Note. A U.S. Holder that does not elect to amortize bond premium will translate the bond premium, computed in the applicable foreign currency, into U.S. dollars at the spot rate on the maturity date and such bond premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Sale, Exchange, Retirement or Other Disposition of Foreign Currency Notes

Upon the sale, exchange, retirement or other disposition of a Foreign Currency Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount equal to any accrued and unpaid qualified stated interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and the U.S. Holder’s adjusted tax basis in the Foreign Currency Note. Except as described above with respect to certain Short-Term Notes or with respect to market discount, and subject to the foreign currency rules discussed below, such gain or loss will be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange, retirement or other disposition, the Foreign Currency Note has been held for more than one year. Capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Gain or loss realized by a U.S. Holder on the sale, exchange, retirement or other taxable disposition of a Foreign Currency Note generally will be considered U.S. source gain or loss.

A U.S. Holder’s initial tax basis in a Foreign Currency Note generally will be the U.S. Holder’s cost therefor. If a U.S. Holder purchased a Foreign Currency Note with foreign currency, the U.S. Holder’s cost will be the U.S. dollar value of the foreign currency amount paid for such Foreign Currency Note determined at the time of such purchase. If a U.S. Holder’s Foreign Currency Note is sold, exchanged, retired or otherwise disposed of for an amount denominated in foreign currency, then the U.S. Holder’s amount realized generally will be based on the spot rate of the foreign currency on the date of the sale, exchange, retirement or other disposition. If the Foreign Currency Notes are traded on an established securities market and the U.S. Holder is a cash method taxpayer, however, foreign currency paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of Foreign Currency Notes traded on an established securities market, provided that the election is applied consistently.

Upon the sale, exchange, retirement or other disposition of a Foreign Currency Note, a U.S. Holder may recognize exchange gain or loss with respect to the principal amount of such Foreign Currency Note. For these purposes, the principal amount of the Foreign Currency Note is the U.S. Holder’s purchase price for the Foreign Currency Note calculated in the foreign currency on the date of purchase, and the amount of exchange gain or loss realized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the Foreign Currency Note and (ii) the U.S. dollar value of the principal amount determined on the date such U.S. Holder purchased the debt security. Such gain or loss will be treated as ordinary income or loss and generally will be U.S. source gain or loss. The recognition of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a Foreign Currency Note.

Exchange Gain or Loss with Respect to Foreign Currency

A U.S. Holder’s tax basis in the foreign currency received as interest on a Foreign Currency Note will be the U.S. dollar value thereof at the spot rate in effect on the date the foreign currency is received. A U.S. Holder’s tax basis in foreign currency received on the sale, exchange or retirement of a Foreign Currency Note will be equal to the U.S. dollar value of the foreign currency, determined at the time of the sale, exchange or retirement, or, if the Foreign Currency Notes are traded on an established securities market, the spot rate of exchange on the settlement date, in the case of a cash basis U.S. Holder or an electing accrual basis U.S. Holder as described above.

Any gain or loss recognized by a U.S. Holder on a sale, exchange or other disposition of the foreign currency will be ordinary income or loss and generally will be U.S. source gain or loss.

Disclosure Requirements

Treasury Regulations meant to require the reporting of certain tax shelter transactions (“Reportable Transactions”) could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury Regulations, certain transactions may be characterized as Reportable Transactions including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a Foreign Currency Note or foreign currency received in respect of a Foreign Currency Note to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. Persons considering the purchase of Foreign Currency Notes should consult with their own tax advisors to determine the tax return disclosure obligations, if any, with respect to an investment in a Foreign Currency Note, including any requirement to file Internal Revenue Service (“IRS”) Form 8886 (Reportable Transaction Disclosure Statement).

Additional Medicare Tax on Unearned Income

Certain U.S. Holders, including individuals and estates and trusts, will be subject to an additional 3.8% Medicare tax on unearned income. For individual U.S. Holders, the additional Medicare tax applies to the lesser of (i) “net investment income,” or (ii) the excess of “modified adjusted gross income” over US$200,000 (US$250,000 if married and filing jointly or US$125,000 if married and filing separately). “Net investment income” generally equals the taxpayer’s gross investment income reduced by the deductions that are allocable to such income. Investment income generally includes passive income such as interest, dividends, annuities, royalties, rents, and capital gains. U.S. Holders are urged to consult their own tax advisors regarding the implications of the additional Medicare tax resulting from an investment in the debt securities.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal, interest, OID and premium paid on debt securities and to the proceeds of sale of a debt security paid to U.S. Holders other than certain exempt recipients. A backup withholding tax may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number or certification of exempt status or fails to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against such U.S. Holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Individual U.S. Holders that own “specified foreign financial assets” may be required to include certain information with respect to such assets with their U.S. federal income tax return. U.S. Holders are urged to consult their own tax advisors regarding such requirements with respect to the debt securities.

Foreign Account Tax Compliance Act

The Hiring Incentives to Restore Employment Act, which was enacted in early 2010 and contains provisions from the former Foreign Account Tax Compliance Act of 2009 (“FATCA”), encourages foreign financial institutions to report information about their U.S. account holders (including holders of certain equity or debt interests) to the IRS. Foreign financial institutions that fail to comply with the withholding and reporting requirements of FATCA and certain account holders that do not provide sufficient information under the requirements of FATCA will be subject to a 30% withholding tax on certain payments they receive, including foreign passthru payments (which may include payments made by the Bank with respect to the debt securities). Withholding on foreign passthru payments will not be required with respect to payments made before January 1, 2017. The term “foreign passthru payment” is not currently defined in Treasury Regulations. Debt securities outstanding on July 1, 2014 are exempt from FATCA withholding tax under a grandfathering provision. In addition, obligations that give rise to foreign passthru payments are grandfathered if the obligation is executed on or before the date that is six months after the date on which final regulations defining the term “foreign passthru payment” are adopted.

As discussed above, since the term “foreign passthru payment” is not defined in Treasury Regulations, the future application of FATCA withholding tax on foreign passthru payments to holders of debt securities is uncertain. If a holder of debt securities is subject to withholding there will be no additional amounts payable by way of compensation to the holder of debt securities for the deducted amount. Holders of debt securities should consult their own tax advisors regarding this legislation in light of such holder’s particular situation.

CANADIAN TAXATION

The following is, as of the date hereof, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) (the “Canadian Tax Act”) and Income Tax Regulations issued thereunder (the “Canadian Tax Regulations”) generally applicable to a holder who acquires beneficial ownership of a debt security upon the initial issuance of the debt security by the Bank pursuant to this prospectus, and who, for purposes of the Canadian Tax Act and any applicable income tax convention, at all relevant times, is not resident and is not deemed to be resident in Canada, and who, for purposes of the Canadian Tax Act, at all relevant times, (i) deals at arm’s length with the Bank and any Canadian resident (or deemed Canadian resident) to whom the holder disposes of the debt security, (ii) is entitled to receive all payments (including any interest and principal) made on the debt security, (iii) is not, and deals at arm’s length with each person who is, a “specified shareholder” of the Bank for purposes of the thin capitalization rules in the Canadian Tax Act, (iv) holds the debt security as capital property, (v) does not use or hold and is not deemed to use or hold the debt security in or in the course of carrying on a business in Canada and (vi) is not an insurer carrying on an insurance business in Canada and elsewhere (a “Non-resident Holder”).

This summary is based upon the current provisions of the Canadian Tax Act and the Canadian Tax Regulations in force as of the date hereof, all specific proposals to amend the Canadian Tax Act and the Canadian Tax Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing by the CRA prior to the date hereof. This summary is not exhaustive of all possible Canadian federal income tax considerations relevant to an investment in debt securities and, except for the Tax Proposals, does not take into account or anticipate any changes in law or CRA administrative policies or assessing practices, whether by way of legislative, governmental or judicial decision or action, nor does it take into account or consider any other federal tax considerations or any provincial, territorial or foreign tax considerations, which may differ materially from those discussed herein. While this summary assumes that the Tax Proposals will be enacted in the form proposed, no assurance can be given that this will be the case, and no assurance can be given that judicial, legislative or administrative changes will not modify or change the statements below.

The following is only a general summary of certain Canadian non-resident withholding and other tax provisions which may affect a Non-resident Holder of the debt securities described in this prospectus. This summary is not, and is not intended to be, and should not be construed to be, legal or tax advice to any particular Non-resident Holder and no representation with respect to the income tax consequences to any particular Non-resident Holder is made. Persons considering investing in debt securities should consult their own tax advisors with respect to the tax consequences of acquiring, holding and disposing of debt securities having regard to their own particular circumstances.

Material Canadian federal income tax considerations applicable to debt securities may be described particularly in the supplement related thereto, when such debt securities are offered. In the event the material Canadian federal income tax considerations are described in the applicable supplement, the following description will be superseded by the description in such supplement to the extent indicated therein.

Interest (including amounts on account or in lieu of payment of, or in satisfaction of, interest) paid or credited, or deemed to be paid or credited on a debt security to a Non-resident Holder will not be subject to Canadian non-resident withholding tax unless all or any part of such interest is participating debt interest. “Participating debt interest” is defined generally as interest (other than on a “prescribed obligation” described below) all or any portion of which is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of a corporation. A “prescribed obligation” for this purpose is an “indexed debt obligation,” as defined in the Canadian Tax Act, in respect of which no amount payable is: (a) contingent or dependent upon the use of, or production from, property in Canada, or (b) computed by reference to: (i) revenue, profit, cash flow, commodity price or any other similar criterion, other than a change in the purchasing power of money, or (ii) dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation. An “indexed debt obligation” is a debt obligation the terms or conditions of which provide for an adjustment to an amount payable in respect of the obligation for a period during which the obligation was outstanding that is determined by reference to a change in the purchasing power of money.

In the event that a debt security is redeemed, cancelled, purchased or repurchased by the Bank or any other person resident or deemed to be resident in Canada from a Non-resident Holder or is otherwise assigned or transferred by a Non-resident Holder to a person resident or deemed to be resident in Canada for an amount which exceeds, generally, the issue price thereof, the excess may, in certain circumstances be deemed to be interest and may, together with any interest that has accrued or is deemed to have accrued on the debt security to that time, be subject to Canadian non-resident withholding tax if all or any part of such interest is participating debt interest. Notwithstanding the previous sentence, such excess will not be subject to Canadian non-resident withholding tax where the debt security is not an indexed debt obligation (described above) and was issued for an amount not less than 97% of its principal amount (as defined in the Canadian Tax Act), and the yield from the debt security, expressed in terms of an annual rate (determined in accordance with the Canadian Tax Act) on the amount for which the debt security was issued, does not exceed 4/3 of the interest stipulated to be payable on the debt security, expressed in terms of an annual rate on the outstanding principal amount from time to time.

If applicable, the normal rate of Canadian non-resident withholding tax is 25% but such rate may be reduced under the terms of an applicable income tax treaty.

Generally, there are no other Canadian taxes on income (including taxable capital gains) payable by a Non-resident Holder under the Canadian Tax Act solely as a consequence of the acquisition, ownership or disposition of debt securities.

BENEFIT PLAN INVESTOR CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan (each, an “employee benefit plan”) subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), should consider the fiduciary standards of ERISA in the context of the employee benefit plan’s particular circumstances before authorizing an investment in any debt securities. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the employee benefit plan, and whether the investment would involve a prohibited transaction under Section 406 of ERISA or Section 4975 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

Section 406 of ERISA and Section 4975 of the Code prohibit (i) employee benefit plans which are subject to Title I of ERISA, (ii) “plans” defined in Section 4975 of the Code (including individual retirement accounts and “Keogh”)) which are subject to Section 4975 of the Code and (iii) entities whose underlying assets are considered to include “plan assets” of any employee benefit plan subject to Title I of ERISA or plan subject to Section 4975 of the Code (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as an “ERISA plan”), from engaging in certain transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (“parties in interest”) with respect to the ERISA plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. In addition, the fiduciary of the ERISA plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and Section 4975 of the Code.

The acquisition, holding or, if applicable, exchange, of debt securities by an ERISA plan with respect to which we or certain of our affiliates is or becomes a party in interest may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the debt security is acquired and held pursuant to and in accordance with an applicable exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of a debt security. These exemptions include, without limitation:

•	PTCE 84-14, an exemption for certain transactions determined or effected by independent qualified professional asset managers;

•	PTCE 90-1, an exemption for certain transactions involving insurance company pooled separate accounts;

•	PTCE 91-38, an exemption for certain transactions involving bank collective investment funds;

•	PTCE 95-60, an exemption for transactions involving certain insurance company general accounts; and

•	PTCE 96-23, an exemption for plan asset transactions managed by in-house asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide statutory exemptive relief for certain arm’s length transactions with a person that is a party in interest solely by reason of providing services to ERISA plans or being an affiliate of such a service provider. Under these provisions, the purchase and sale of a debt security should not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, provided that neither the issuer of the debt security nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA plan involved in the transaction, and provided further that the ERISA plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied, and debt securities should not be purchased or held by any person investing “plan assets” of any ERISA plan unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code.

Certain employee benefit plans and arrangements including those that are governmental plans (as defined in section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) (collectively referred to herein as “non-ERISA arrangements”) are not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code but may be subject to similar provisions under other applicable federal, state, local, non-U.S. or other regulations, rules or laws (collectively, “similar laws”).

Accordingly, by acceptance of a debt security or any interest therein, each purchaser and holder of debt securities or any interest therein will be deemed to have represented by its purchase and holding of the debt securities that either (1) it is not an ERISA plan and is not purchasing any debt securities or interest therein on behalf of or with “plan assets” of any ERISA plan or (2) the purchase and holding of the debt securities or any interest therein will not constitute a non-exempt prohibited transaction under Title I of ERISA or Section 4975 of the Code. In addition, any purchaser or holder of debt securities or any interest therein which is a non-ERISA arrangement will be deemed to have represented by its purchase or holding of the debt securities that its purchase and holding will not violate any applicable similar law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing debt securities on behalf of or with “plan assets” of any ERISA plan or non-ERISA arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or some other basis on which such purchase and holding is not prohibited, or the potential consequences of any purchase, holding or exchange under similar laws, as applicable.

Each purchaser and holder of debt securities has exclusive responsibility for ensuring that its purchase and holding of the debt securities does not violate the fiduciary or prohibited transaction rules of Title I of ERISA, Section 4975 of the Code or any applicable similar laws. The sale of any debt securities to any ERISA plan or non-ERISA arrangement is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

PLAN OF DISTRIBUTION

We may sell any series of debt securities at any time after effectiveness of the Registration Statement of which this prospectus forms a part in one or more of the following ways from time to time:

•	through underwriters or dealers;

•	through agents; or

•	directly to one or more purchasers.

The offered debt securities may be distributed periodically in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.

The prospectus supplement will include:

•	the initial public offering price;

•	the names of any underwriters, dealers or agents;

•	the purchase price of the debt securities;

•	our proceeds from the sale of the debt securities;

•	any underwriting discounts or agency fees and other underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	the place and time of delivery of the debt securities; and

•	any securities exchange on which the debt securities may be listed.

If underwriters are used in the sale, they will buy the debt securities for their own account.  The underwriters may then resell the debt securities in one or more transactions, at any time or times at a fixed public offering price or at varying prices.  The underwriters may change from time to time any fixed public offering price and any discounts or commissions allowed or re-allowed or paid to dealers.  If dealers are utilized in the sale of the debt securities, we will sell the debt securities to the dealers as principals.  The dealers may then resell the debt securities to the public at varying prices to be determined by such dealers.

In connection with the offering of debt securities, we may grant to the underwriters an option to purchase additional debt securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the prospectus supplement for such debt securities.  If we grant any over-allotment option, the terms of the option will be set forth in the prospectus supplement for the debt securities.

This prospectus may be delivered by underwriters and dealers in connection with short sales undertaken to hedge exposures under commitments to acquire our debt securities to be issued on a delayed or contingent basis.

Underwriters, dealers and agents that participate in the distribution of the debt securities may be underwriters as defined in the Securities Act.  Any discounts or commissions that we pay them and any profit they receive when they resell the debt securities may be treated as underwriting discounts and commissions under that Act.  We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, to contribute with respect to payments which they may be required to make in respect of such liabilities and to reimburse them for certain expenses.

Each series of offered debt securities will be a new issue of debt securities and will have no established trading market.  Debt securities may or may not be listed on a national or foreign securities exchange or automated quotation system.  Any underwriters or agents to whom debt securities are sold for public offering or sale may make, but are not required to make, a market in the debt securities, and the underwriters or agents may discontinue making a market in the debt securities at any time without notice.  No assurance can be given as to the liquidity or the existence of trading markets for any debt securities.

Any underwriters utilized may engage in stabilizing transactions and syndicate covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act.  Stabilizing transactions permit bids to purchase the offered debt securities or any underlying security so long as the stabilizing bids do not exceed a specified maximum.  Syndicate covering transactions involve purchases of debt securities in the open market after the distribution has been completed in order to cover syndicate short positions.  Such stabilizing transactions and syndicate covering transactions may cause the price of the offered debt securities to be higher than would be the case in the absence of such transactions.

Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  The prospectus supplement or pricing supplement may provide that the original issue date for a series of debt securities may be more than three scheduled business days after the trade date for the securities.  Accordingly, in such a case, if you wish to trade the debt securities on any date prior to the third business day before the original issue date for the debt securities, you will be required, by virtue of the fact that the debt securities initially are expected to settle in more than three scheduled business days after the trade date for the securities, to make alternative settlement arrangements to prevent a failed settlement.

Market-Making Resales By the Bank and its Affiliates

This prospectus may be used by the Bank, TD Securities (USA) LLC or certain other of the Bank’s affiliates (the “Market Makers”) in connection with offers and sales of the debt securities in market-making transactions.  A Market-Maker may engage in market-making transactions only in those jurisdictions in which it has all necessary governmental and regulatory authorizations for such activity.  In a market-making transaction, a Market Maker may resell a debt security it acquires from other holders, after the original offering and sale of the debt security.  Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices.  In these transactions, a Market Maker may act as principal or agent, including as agent for the counterparty in a transaction in which the Market Maker acts as principal, or as agent for both counterparties in a transaction in which the Market Maker does not act as principal.  The Market Makers may receive compensation in the form of mark-ups or mark-downs, including from both counterparties in some cases.

The debt securities to be sold in market-making transactions include debt securities to be issued after the date of this prospectus, as well as debt securities previously issued.

The Bank does not expect to receive any proceeds from market-making transactions except to the extent the Bank is entitled to the proceeds of sales of debt securities made by it in such transactions.  The Bank does not expect that the Market Makers will pay any proceeds from their market-making resales to it.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless we or an agent informs you in your confirmation of sale that your debt securities are being purchased in their original offering and sale, you may assume that you are purchasing your debt securities in a market-making transaction.

Conflicts of Interest

Any offering of debt securities in which TD Securities (USA) LLC, our affiliate, participates as an underwriter, dealer or agent, will be conducted in compliance with the applicable requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc.

LIMITATIONS ON ENFORCEMENT OF U.S. LAWS AGAINST THE BANK, OUR MANAGEMENT AND OTHERS

We are a Canadian chartered bank.  Many of our directors and executive officers, including many of the persons who signed the Registration Statement on Form F-3, of which this prospectus is a part, and some of the experts named in this document, reside outside the United States, and a substantial portion of our assets and all or a substantial portion of the assets of such persons are located outside the United States.  As a result, it may be difficult for you to effect service of process within the United States upon such persons to enforce against them judgments of the courts of the United States predicated upon, among other things, the civil liability provisions of the federal securities laws of the United States.  In addition, it may be difficult for you to enforce, in original actions brought in courts in jurisdictions located outside the United States, among other things, civil liabilities predicated upon such securities laws.

We have been advised by our Canadian counsel, McCarthy Tétrault LLP, that a judgment of a United States court may be enforceable in Canada if: (a) there is a real and substantial connection between the events, persons and circumstances and the United States proceedings such that the United States court properly assumed jurisdiction; (b) the United States judgment is final and conclusive; (c) the defendant was properly served with originating process from the United States court; and (d) the United States law that led to the judgment is not contrary to Canadian public policy, as that term would be applied by a Canadian court. We are advised that in normal circumstances, only civil judgments and not other rights arising from United States securities legislation (for example, penal or similar awards made by a court in a regulatory prosecution or proceeding) are enforceable in Canada. The enforceability of a United States judgment in Canada will be subject to the requirements that: (i) an action to enforce the United States judgment must be commenced in the Ontario Court within any applicable limitation period; (ii) the Ontario Court has discretion to stay or decline to hear an action on the United States judgment if the United States judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action; (iii) the Ontario Court will render judgment only in Canadian dollars; and (iv) an action in the Ontario Court on the United States judgment may be affected by bankruptcy, insolvency or other laws of general application limiting the enforcement of creditors’ rights generally. The enforceability of a United States judgment in Canada will be subject to the following defenses: (i) the United States judgment was obtained by fraud or in a manner contrary to the principles of natural justice; (ii) the United States judgment is for a claim which under Ontario law would be characterized as based on a foreign revenue, expropriatory, penal or other public law; (iii) the United States judgment is contrary to Ontario public policy or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and (iv) the United States judgment has been satisfied or is void or voidable under United States law.

LEGAL MATTERS

The validity of the debt securities will be passed upon by Simpson Thacher & Bartlett LLP, New York, New York, as to matters of New York law, and by McCarthy Tétrault LLP, Toronto, Ontario, as to matters of Canadian law and applicable matters of Ontario law.  The validity of certain of the debt securities will be passed upon by Morrison & Foerster LLP, New York, New York, special products counsel to the Bank, as to matters of New York law.  Certain U.S. federal income tax matters will be passed upon for us by Morrison & Foerster LLP, New York, New York, special U.S. federal income tax counsel to the Bank.  Morrison & Foerster LLP, New York, New York will issue an opinion as to certain legal matters for the agents or underwriters.

EXPERTS

The consolidated financial statements incorporated by reference in this prospectus from the 2013 Annual Report and the effectiveness of the Bank’s internal control over financial reporting have been audited by Ernst & Young LLP, Independent Registered Chartered Accountants, as stated in their reports which express an unqualified opinion and which are incorporated herein by reference.  Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses in connection with the offerings hereunder, other than underwriting discounts and commissions, are as follows (in U.S. dollars):

Registration Statement filing fee	$257,600

Trustees’ fees and expenses	$100,000

Legal fees and expenses	$225,000

Accounting fees and expenses	$210,000

Printing costs	$200,000

Miscellaneous	$207,400

Total	$1,200,000

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.                 Indemnification

The By-laws of the Bank provide that the Bank shall undertake towards each of its directors and officers, each of its former directors and officers, and each of the persons who acts or has acted at the Bank’s request as a director or officer of an entity of which the Bank is or was a shareholder or creditor, that the Bank will indemnify him and his heirs and legal representatives against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Bank or such entity and including all taxes, duties, imposts, or governmental charges whatsoever (“taxes”) levied on amounts paid to so indemnify him against such costs, charges, expenses and taxes if: (i) he acted honestly and in good faith with a view to the best interests of the Bank; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful; provided that the foregoing indemnification will not apply in respect of an action by or on behalf of the Bank to procure a judgment in its favor unless the approval of a court is obtained as required by the Bank Act (Canada). These indemnification provisions could be construed to permit or require indemnification for certain liabilities arising out of United States federal securities laws.

The Bank has obtained director’s and officer’s liability insurance coverage, which, subject to policy terms and limitations, includes coverage for directors and officers of the Bank and provides for reimbursement to the Bank for amounts paid to directors and officers of the Bank by way of lawful indemnity.

In the form of underwriting agreement related to the issuance of the debt securities, the Bank will agree to indemnify the underwriters in respect of certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect thereof.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Bank pursuant to the foregoing provisions, the Bank has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9.                 Exhibits

Number		Description of Exhibit

1.1	—	Form of Underwriting Agreement for Debt Securities.*

4.1	—
Indenture between The Toronto-Dominion Bank and The Bank of New York Mellon (as successor in interest to The Bank of New York) dated June 30, 2006 (incorporated by reference to Exhibit 7.1 to the Registrant’s Registration Statement on form F-9 filed on May 29, 2008 (File No. 333-151254)).

5.1	—	Opinion of Simpson Thacher & Bartlett LLP, U.S. counsel for the Registrant, as to the validity of the debt securities.

5.2	—	Opinion of McCarthy Tétrault LLP, Canadian counsel for the Registrant, as to the validity of the debt securities and as to certain matters of Canadian taxation.

5.3	—	Opinion of Morrison & Foerster LLP, special products counsel for the Registrant, as to the validity of the debt securities.

8.1	—	Opinion of Morrison & Foerster LLP, U.S. counsel for the Registrant, as to certain matters of United States federal income taxation.

Number		Description of Exhibit

8.2	—	Opinion of McCarthy Tétrault LLP, Canadian counsel for the Registrant, as to certain matters of Canadian taxation (included in Exhibit 5.2 above).

12.1	—	Statement regarding the computation of consolidated ratio of earnings to fixed charges.

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 above).

23.3	—	Consent of McCarthy Tétrault LLP (included in Exhibit 5.2 above).

23.4	—	Consent of Morrison & Foerster LLP (included in Exhibits 5.3 and 8.1 above).

24.1	—	Powers of Attorney (included in the signature page hereto).

25.1	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

* To be filed as an exhibit to a Report on Form 6-K at the time of a particular offering and incorporated herein by reference.

Additional exhibits to this Registration Statement may be subsequently filed in reports on Form 40-F or on Form 6-K that specifically state that such materials are incorporated by reference as exhibits in Part II of this Registration Statement.

Item 10.                      Undertakings

(a)  The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the Registration Statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the Registration Statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the Registrant is relying on Rule 430B:

(A)
Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the Registration Statement as of the date the filed prospectus was deemed part of and included in the Registration Statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the Registration Statement relating to the securities in the Registration Statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such effective date; or

(ii)
If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the Registration Statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the Registration Statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the Registration Statement or prospectus that was part of the Registration Statement or made in any such document immediately prior to such date of first use.

(6)
That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, in a primary offering of securities of the Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv)	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions set forth in Item 8 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d) The Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under sub-section (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

SIGNATURES

Pursuant to the requirements of the United States Securities Act of 1933, as amended (the “Securities Act”), The Toronto-Dominion Bank certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 11, 2014.

THE TORONTO-DOMINION BANK

/s/ Norie C. Campbell
Name: Norie C. Campbell
Title: Group Head, Legal, Compliance and
Anti-Money Laundering, and General Counsel

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below constitutes and appoints each of W. Edmund Clark, Colleen M. Johnston and Norie C. Campbell his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to do any and all things and execute any and all instruments that such attorney may deem necessary or advisable under the Securities Act, and any rules, regulations and requirements of the United States Securities and Exchange Commission (the “SEC”) thereunder, in connection with the registration under the Securities Act of debt securities of The Toronto-Dominion Bank (the “Bank”), including specifically, but without limiting the generality of the foregoing, the power and authority to sign his or her name, in his or her capacity as a member of the Board of Directors or officer of the Bank, on this Registration Statement or a registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act relating to such debt securities and/or such other form or forms as may be appropriate to be filed with the SEC as any of them deem appropriate in respect of the debt securities of the Bank, on any and all amendments, including post-effective amendments, to such registration statement and on any and all instruments and documents filed as part of or in connection with such registration statement and any and all amendments thereto, including post-effective amendments.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated in the City of Toronto, Province of Ontario, Canada, on July 11, 2014.

Name	Title

/s/ W. Edmund Clark	Group President and Chief Executive Officer, and Director
(W. Edmund Clark)	(Principal Executive Officer)

/s/ Colleen M. Johnston	Group Head, Finance, Sourcing and Corporate Communications, and Chief Financial Officer
(Colleen M. Johnston)	(Principal Financial Officer)

/s/ Xihao Hu	Senior Vice President, Finance
(Xihao Hu)	(Principal Accounting Officer)

/s/ Brian M. Levitt
(Brian M. Levitt)	Chairman of the Board

/s/ William E. Bennett
(William E. Bennett)	Director

/s/ John L. Bragg
(John L. Bragg)	Director

/s/ Amy W. Brinkley
(Amy W. Brinkley)	Director

/s/ Colleen A. Goggins
(Colleen A. Goggins)	Director

/s/ David E. Kepler
(David E. Kepler)	Director

/s/ Henry H. Ketcham
(Henry H. Ketcham)	Director

/s/ Alan N. MacGibbon
(Alan N. MacGibbon)	Director

/s/ Harold H. MacKay
(Harold H. MacKay)	Director

/s/ Karen E. Maidment
(Karen E. Maidment)	Director

/s/ Bharat B. Masrani
(Bharat B. Masrani)	Chief Operating Officer, and Director

/s/ Irene R. Miller
(Irene R. Miller)	Director

/s/ Nadir H. Mohamed
(Nadir H. Mohamed)	Director

/s/ Wilbur J. Prezzano
(Wilbur J. Prezzano)	Director

/s/ Helen K. Sinclair
(Helen K. Sinclair)	Director

/s/ Glenn Gibson
(Glenn Gibson)	Authorized Representative in the United States

Index to Exhibits

Number		Description of Exhibit

1.1	—	Form of Underwriting Agreement for Debt Securities.*

4.1	—
Indenture between The Toronto-Dominion Bank and The Bank of New York Mellon (as successor in interest to The Bank of New York) dated June 30, 2006 (incorporated by reference to Exhibit 7.1 to the Registrant’s Registration Statement on form F-9 filed on May 29, 2008 (File No. 333-151254)).

5.1	—	Opinion of Simpson Thacher & Bartlett LLP, U.S. counsel for the Registrant, as to the validity of the debt securities.

5.2	—	Opinion of McCarthy Tétrault LLP, Canadian counsel for the Registrant, as to the validity of the debt securities and as to certain matters of Canadian taxation.

5.3	—	Opinion of Morrison & Foerster LLP, special products counsel for the Registrant, as to the validity of the debt securities.

8.1	—	Opinion of Morrison & Foerster LLP, U.S. counsel for the Registrant, as to certain matters of United States federal income taxation.

8.2	—	Opinion of McCarthy Tétrault LLP, Canadian counsel for the Registrant, as to certain matters of Canadian taxation (included in Exhibit 5.2 above).

12.1	—	Statement regarding the computation of consolidated ratio of earnings to fixed charges.

23.1	—	Consent of Ernst & Young LLP.

23.2	—	Consent of Simpson Thacher & Bartlett LLP (included in Exhibit 5.1 above).

23.3	—	Consent of McCarthy Tétrault LLP (included in Exhibit 5.2 above).

23.4	—	Consent of Morrison & Foerster LLP (included in Exhibits 5.3 and 8.1 above).

24.1	—	Powers of Attorney (included in the signature page hereto).

25.1	—	Statement of Eligibility of Trustee on Form T-1 with respect to Exhibit 4.1 above.

* To be filed as an exhibit to a Report on Form 6-K at the time of a particular offering and incorporated herein by reference.